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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

        We consent to the incorporation by reference in Registration Statement Numbers 33-74602, 33-81908, 33-91566, 333-47477 and 333-93765 on Form S-8 of Atchison Casting Corporation of our report dated October 15, 2002, relating to the consolidated balance sheets of Atchison Casting Corporation and subsidiaries as of June 30, 2002 and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the year then ended, which report appears in the June 30, 2002 Annual Report on Form 10-K of Atchison Casting Corporation.

        The audit referred to in our aforementioned report included the related financial statement schedules as of and for the year ended June 30, 2002 listed in Item 15(a)(2) on Form 10-K. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audit. In our opinion, such 2002 financial statement schedules, when considered in relation to the 2002 basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

        Our report dated October 15, 2002, contains an explanatory paragraph that states that the Company was not in compliance with certain covenants of its loan agreements, has had recurring losses from operations, and has a negative working capital position, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Kansas City, Missouri
October 15, 2002

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INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES